Exhibit 10.1

June 23, 2015

Mr. Christopher J. O’Connell

Dear Chris:

This letter (the “Agreement”) confirms the terms and conditions of your employment with Waters Corporation (the “Company”).

1. Position and Duties.

(a) Effective as of September 8, 2015 (the “Start Date”), you will be employed by the Company, on a full-time basis, as its President and Chief Executive Officer and you shall report solely to the Board of Directors of the Company (the “Board”). In addition to serving as the Company’s President and Chief Executive Officer, you will be appointed to serve as a member of the Board effective as of the Start Date. Thereafter, for so long as you remain employed by the Company as its Chief Executive Officer, at each annual meeting of the Company’s stockholders, the Board or a committee thereof shall nominate you to serve as a member of the Board and you shall so serve if elected or reelected without further compensation, subject to receiving the required approval of the Company’s stockholders and compliance with the Company’s policies applicable to Board members generally. At the time you cease to be employed as the Chief Executive Officer of the Company for any reason, you shall resign from the Board effective immediately upon such cessation. In addition, you may be asked from time to time to serve as a director or officer of one or more of the Company’s Affiliates, without further compensation. For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company.

(b) In your capacity as President and Chief Executive Officer of the Company, you shall have the duties, responsibilities and authorities that are commensurate with the duties, authorities and responsibilities of chief executive officers of similar size and type companies and such other duties, responsibilities and authorities as may reasonably be assigned to you by the Board from time to time that are not inconsistent with your position. You agree that, while employed by the Company, you will devote your full business time and your best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of your duties and responsibilities for them. Notwithstanding the foregoing, you shall be permitted to engage in civic, charitable and philanthropic activities, manage your passive personal investments, and with the consent of the Board, to serve on the board of directors of for and not-for-profit companies or organizations, provided that, in the aggregate, such activities do not interfere or conflict with your duties to the Company. All employees of the Company shall report, directly or indirectly, to you or one of your designees.

(c) Further, you agree that, while employed by the Company, you will comply with all written Company policies, practices and procedures and all codes of ethics or business conduct policies applicable to your position, as in effect from time to time.

2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a) Base Salary. The Company shall pay you a base salary at the rate of $825,000 per year, payable in accordance with the regular payroll practices of the Company and subject to annual review by the Compensation Committee of the Board (the “Compensation Committee”) (such base salary, as in effect from time to time, “Base Salary”). Your Base Salary may be subject to earlier review by the Compensation Committee at its meeting expected to be held in December 2015.

(b) Annual Incentive Compensation. For each fiscal year completed during your employment under this Agreement, you will be eligible to earn annual incentive compensation under the Company’s Management Incentive Plan, or such other bonus plan in which Company executives participate generally (such plan, as in effect from time to time, the “MIP”). Your target annual incentive compensation opportunity will be 125% of your Base Salary. The actual amount payable in respect of your annual incentive compensation opportunity, if any, for any fiscal year will be determined by the Compensation Committee based on the achievement of performance goals previously established by the Compensation Committee in its discretion. Any annual incentive compensation due hereunder will be paid in accordance with the terms of the MIP and on or before March 15th of the year following the fiscal year with respect to which the annual incentive compensation is earned, subject to your remaining employed by the Company on the date that such annual incentive compensation is paid, except as otherwise provided herein. For the 2015 fiscal year, your annual incentive compensation, to the extent earned, will be prorated based on the number of full and partial months you are employed by the Company during such fiscal year.

(c) 2015 Equity Grant. For the 2015 fiscal year, pursuant to the approval of the Compensation Committee at the time annual equity awards are granted to executives of the Company generally (anticipated to be at the Compensation Committee meeting expected to be held in December 2015), you will be granted a non-qualified stock option under the Company’s 2012 Equity Incentive Plan (as in effect from time to time, the “EIP”) having a Black-Scholes value on the date of grant of $5,000,000 (the “2015 Option Award”). The number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), underlying the 2015 Option Award will be determined by the Compensation Committee using Black-Scholes assumptions in effect in December 2015 and the 2015 Option Award will have an exercise price equal to the closing price of a share of the Common Stock on the date of grant. The 2015 Option Award will vest as to 20% of the shares of Common Stock underlying the award on each of the first five (5) anniversaries of the date of grant, subject to your continued employment on each vesting date and will be subject to the other terms and conditions of the EIP. The 2015 Option Award shall be granted substantially in the form attached hereto as Exhibit A. To be eligible to receive the 2015 Option Award, you must be employed by the Company on the date the award is granted.

(d) Future Equity Grants. After 2015, you will be eligible for annual equity grants under the EIP at such times and in such form as determined by the Compensation Committee in its discretion.

(e) Sign-on Awards. Pursuant to the approval of the Compensation Committee, you will be granted or paid, as applicable:

(i) on the Start Date, a restricted stock unit award under the EIP, with the number of restricted stock units subject to the award determined by dividing $2,500,000 by the closing price of a share of Common Stock on the date of grant (the “Sign-On RSU Award”). The Sign-On RSU Award will vest as to 1/3 of the award on each of the first three (3) anniversaries of the date of grant, subject to your continued employment on each vesting date (except as expressly provided in the award agreement evidencing the grant of the Sign-On RSU Award). The Sign-On RSU Award will be subject to the terms and conditions of the EIP and the award agreement evidencing its grant in the form attached hereto as Exhibit B.

(ii) on the Start Date, a non-qualified stock option award under the EIP, having a Black-Scholes value on the date of grant of $2,500,000, with the number of shares of Common Stock underlying the stock option determined using Black-Scholes assumptions in effect in the month of grant and an exercise price equal to the closing price of a share of Common Stock on the date of grant (the “Sign-On Option Award”). The Sign-On Option Award will vest as to 20% of the shares of Common Stock underlying the award on each of the first (5) five anniversaries of the date of grant, subject to your continued employment on each vesting date (except as expressly provided in the award agreement evidencing the grant of the Sign-On Option Award). The Sign-On Option Award will be subject to the terms and conditions of the EIP and the award agreement evidencing its grant in the form attached hereto as Exhibit C.

(iii) a cash payment of $ 1,700,000 (the “Sign-On Bonus”) within ten (10) days of the Start Date. In the event you resign without Good Reason (as defined below) or your employment is terminated by the Company for Cause (as defined below) within the one- year period following the Start Date, you shall repay to the Company a prorated portion of the Sign-On Bonus based on the number of full and partial months remaining in such one-year period as of the date of such termination of employment.

(f) Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans or programs and personal benefits from time to time in effect for executives of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement. Your participation will be subject to the terms of the applicable plan or program documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(g) Vacations. You will be entitled to earn up to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(h) Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as may be specified from time to time. Your right to payment or reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(i) Relocation. You will be required to relocate your primary personal residence to a location within reasonable commuting distance of the Company’s headquarters no later than the date that is one (1) year following the Start Date. You will be entitled to relocation assistance pursuant to the Company’s executive relocation program (excluding the allowance for temporary living expenses provided thereunder).

(j) Legal Fees. The Company will reimburse you for up to $35,000 in the aggregate for reasonable legal fees you incur in connection with the negotiation of this Agreement, the Change of Control Agreement (as defined below), the agreements attached hereto as exhibits and your commencement of employment with the Company. The Company will reimburse your legal fees within 30 days of your submission of reasonably satisfactory documentation of such fees.

3. Confidential Information and Restricted Activities.

(a) Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information, as defined below, and you may develop Confidential Information on behalf of the Company and its Affiliates. You agree that you will not use or disclose to any Person, as defined below, (except as required by applicable law or for the good faith performance of your duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates. You agree that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination. For purposes of this Agreement, “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit you from reporting possible violations of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of applicable federal or state law or regulations. You shall not need the prior authorization of the Company or the Company’s legal department to make any such reports or disclosures and you are not required to notify the Company that you have made such reports or disclosures. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

(b) Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control; provided that you will be entitled to retain your personal address book to the extent it only contains contact information (other than Company address lists). You also agree to disclose to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which you have password-protected on any computer equipment, network or system of the Company or any of its Affiliates.

(c) Assignment of Rights to Intellectual Property. You shall promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. All copyrightable works that you create during your employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company. For purposes of this Agreement, “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your employment that relate either to the business of the Company or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by you for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(d) Restricted Activities. You agree that the following restrictions on your activities during and after your employment are necessary to protect the good will, Confidential Information, trade secrets and other legitimate interests of the Company and its Affiliates:

(i) While you are employed by the Company and during the two (2) - year period immediately following termination of your employment, regardless of the reason therefor (in the aggregate, the “Restricted Period”), you shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business that is competitive with the business of the Company or any of its Affiliates in any geographic area in which the Company does business or undertakes any planning for any business during your employment (provided such planning has been approved by the Board) (the “Restricted Area”). Specifically, but without limiting the foregoing, you agree not to work or provide services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, to any Person that is engaged in any business that is competitive with the business of the Company or its Affiliates, as conducted or in planning (provided such planning has been approved by the Board) during your employment with the Company anywhere in the Restricted Area. Notwithstanding the foregoing, neither (x) nor (y), as provided below, shall be considered a violation of this Section 3(d)(i): (x) the ownership of not more than two percent (2%) of the outstanding securities of any class of any entity that is listed on a national securities exchange or quoted or traded in the over-the-counter market, or (y) the provision of services (as an employee, independent contractor or otherwise) to an entity where no more than a de minimis amount of revenue is derived from a business that is competitive with the business of the Company or any of its Affiliates, provided you are not responsible for (and do not participate in) the day-to-day management or supervision of such business and provided you do not have direct (which shall not mean indirect) supervision over the individual or individuals who are so responsible for such day-to-day management or supervision.

(ii) During the Restricted Period, you will not directly or indirectly, except in the good faith performance of your duties to the Company, (a) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (b) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply only with respect to those Persons who are or have been a customer of the Company or any of its Affiliates at any time within the immediately preceding one (1) -year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such one (1) -year period, other than by form letter, blanket mailing or published advertisement.

(iii) During the Restricted Period, you will not, and will not assist any other Person to, (a) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (b) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, the foregoing shall not be violated by (x) following your termination of employment, serving solely as a reference for any employee of the Company or its Affiliates, (y) discussing with an employee his or her leaving employment with the Company and its Affiliates in the good faith performance of your duties to the Company or (z) general advertising or general solicitation for employment not specifically directed at the Company’s employees. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any person who was such at any time within the preceding one year.

(iv) In signing this Agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. So that the Company may enjoy the full benefit of the covenants contained in this Section 3, you further agree that the Restricted Period shall be tolled, and shall not run, during the period of any breach by you of any of the covenants contained in this Section 3. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 3. Finally, no claimed breach of this Agreement or other violation of law attributed to the Company, or change in the nature or scope of your employment relationship with the Company or any of its Affiliates shall operate to excuse you from the performance of your obligations under this Section 3.

4. Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.

(a) By the Company For Cause. The Company may terminate your employment for Cause upon notice to you setting forth in reasonable detail the nature of the cause. “Cause” shall mean: (i) the conviction of you by a court of competent jurisdiction of, or the pleading of guilty or nolo contendere to, any felony or any crime involving moral turpitude; (ii) gross negligence, breach of fiduciary duty, breach of any non-competition, non-solicitation or developments agreement or covenant in favor of the Company or material breach of any confidentiality agreement or covenant in favor of the Company; (iii) you shall have willfully and continually failed to substantially perform your duties with the Company after a written demand for substantial performance is delivered by the Company, which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties pursuant to the disciplinary procedures of the Company, and such failure of substantial performance shall have continued for a period of thirty (30) days after such written demand, (iv) you have been chronically absent from work (excluding vacations, illnesses or leaves of absences), (v) the commission by you of an act of fraud, embezzlement or misappropriation against the Company; (vi) you shall have refused, after explicit notice, to obey any lawful resolution or direction by the Board which is consistent with your duties as an officer of the Company; or (vii) a material breach by you of this Agreement, which breach (if curable) has remained uncured for a period of thirty (30) days following the Company’s delivery of written notice to you specifying the manner in which the Agreement has been materially breached.

(b) By the Company Without Cause. The Company may terminate your employment at any time other than for Cause upon notice to you.

(c) Resignation by You Without Good Reason. You may terminate your employment at any time upon thirty (30) days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your Base Salary for that portion of the notice period so waived.

(d) Resignation by You With Good Reason. You may terminate your employment as provided below for Good Reason. “Good Reason” shall mean: (i) a material diminution in your duties, authorities, responsibilities or reporting lines; (ii) a material reduction in your Base Salary (other than a reduction of your Base Salary of no more than 10% in the aggregate from your highest Base Salary and that is proportional to reductions of the Company’s other senior executives) or target annual bonus opportunity; (iii) a material change in your principal place of business (provided, however, that travel for business purposes consistent with past practices shall not be considered a change in the place of your principal place of business for the purpose of this clause (iii)); or (iv) a material breach by the Company of this Agreement; provided that the occurrence of any of the foregoing events shall not constitute Good Reason unless (x) you provide written notice of the event to the Company within ninety (90) days after it first existed, (y) the Company fails to remedy the condition within thirty (30) days after the notice and (z) you actually terminate employment within thirty (30) days after the expiration of the Company’s cure period.

(e) Death and Disability. Your employment hereunder shall automatically terminate in the event of your death during employment and the Company may terminate your employment due to Disability. The Company shall only be permitted to terminate your employment, or give you notice to terminate your employment, due to Disability while you are disabled. For purposes of this Agreement, “Disability” means an independent medical doctor (selected by the Company’s health or disability insurer) has certified that you have, for six (6) months consecutive or nonconsecutive in any twelve (12) -month period, been disabled in a manner that seriously interferes with your ability to perform your responsibilities as an employee of the Company. Any refusal by you to submit to a medical examination for the purpose of certifying disability shall be deemed to constitute conclusive evidence of your disability. You shall continue to receive your Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(e), to the extent permitted by the then-current terms of the applicable benefit plans, until you become eligible for disability income benefits under the Company’s disability income plan or until the termination of your employment, whichever shall first occur.

5. Other Matters Related to Termination.

(a) Final Compensation. In the event of termination of your employment with the Company, howsoever occurring, the Company shall pay you (i) your Base Salary for the final payroll period of your employment, through the date your employment terminates; (ii) any vacation time earned but not used as of the date your employment terminates; (iii) reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates; provided you submit all expenses and supporting documentation required within sixty (60) days of the date your employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect; (iv) any amounts or benefits due to you under any benefit or equity plan, program or arrangement in accordance with the terms of such plan, program or arrangement; and (v) except if your employment is terminated by the Company for Cause or you resign without Good Reason, (x) any unpaid annual bonus under the MIP for the year preceding the year of termination, payable when such bonus is paid to active employees (the “Prior Year’s Bonus”) and (y) and if you are employed by the Company on or after July 1 of the fiscal year in which your employment was terminated, a prorated portion (calculated based on the number of days in such year of termination that you were employed by the Company) of the annual bonus under the MIP for the year of termination, to the extent that an annual bonus would have been earned by you under the MIP based on actual full year performance had you remained employed through the end of such year, and paid when such bonus is paid to active employees (the “Pro-Rata Bonus”) (all of the foregoing, “Final Compensation”). The Final Compensation, other than any Prior Year’s Bonus or the Pro-Rata Bonus, if any, which shall be paid in accordance with the provision of subsection (v), shall be paid within thirty (30) days following the termination of your employment.

(b) Severance Payments. In the event of a termination of your employment pursuant to Sections 4(b) or 4(d) above, subject to the Change in Control Agreement (as defined below), the Company will pay you, in addition to Final Compensation, (i) an amount equal to two (2) times the sum of (x) your Base Salary and (y) your target annual incentive compensation opportunity, which amount shall be payable in substantially equal installments during the twenty-four (24) -month period following the date of termination (the “Severance Payments”); and (ii) in a lump sum, an amount equal to the amount the Company would have paid in premiums under the life, accident, health and dental insurance plans of the Company in which you and your dependents were participating immediately prior to the termination of your employment for the twenty-four (24) -month period following the date of termination, with such lump sum amount payable pursuant to this Section 5(b) to be determined based on the premium rates in effect at the time of the termination of your employment (the “Health Payment”).

(c) Conditions to and Timing of Severance Payments. Notwithstanding any other provision of this Agreement to the contrary, the Severance Payments and the Health Payment shall be paid or provided to you only if you enter into a release of claims (the “Release”) substantially in the form attached hereto as Exhibit D, with such changes as may be necessary to comply with applicable law at the time of termination of your employment, within a period of time not to exceed forty-five (45) days from the date of termination of your employment and you do not revoke such Release. Any Severance Payments to which you are entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The Health Payment will be paid in a lump sum. Except as provided in Section 9(a) of this Agreement, the first payment of the Severance Payments and the Health Payment will be made on the Company’s next regular payday following the date the Release becomes effective, but no later than the date that is sixty (60) days following the date your employment terminates, with the first payment of the Severance Payments being retroactive to the date of termination. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is sixty (60) days following such termination date occurs in a second taxable year, to the extent required by Section 409A of the Internal Revenue Code, as amended and the regulations and guidance promulgated thereunder (“Section 409A”), such payment shall not be made prior to the first day of the second taxable year. For the avoidance of doubt, if you do not execute the Release within the period specified in this Section 5(c) or if you revoke the executed Release within the time period permitted by law, you will not be entitled to any payments or benefits set forth in this Agreement and any equity and equity-based awards that vested on account of such termination in accordance with their terms shall be cancelled with no consideration due to you, and neither the Company nor any of its Affiliates will have any further obligations to you under this Agreement or otherwise. Further, the obligation of the Company to make payments to you under Section 5(b) and provide any accelerated vesting of equity or equity-based awards upon employment termination, and your right to retain the same, are conditioned upon your continued compliance with Section 3 of this Agreement

6. Termination of Employment in Connection with a Change of Control. Concurrently with the execution of this Agreement you are entering into a Change of Control/Severance Agreement dated as of the Start Date (the “Change of Control Agreement”). Any rights you may have to payments or benefits upon certain terminations of your employment in connection with a change of control of the Company are set forth in the Change of Control Agreement. In no event will you be entitled to severance benefits under both this Agreement and the Change of Control Agreement.

7. Employment At-Will. This Agreement is not intended to constitute a contract of employment for a definite term. Your employment with the Company is at-will. This means that if you accept this offer both you and the Company will retain the right to terminate our employment relationship at any time, subject to the terms of this Agreement.

8. Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company or its Affiliates any confidential or proprietary information of a third party without that party’s consent.

9. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a ‘‘specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) -month period or, if earlier, upon your death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) It is the intent of the parties hereto that the payments and benefits under this Agreement comply with (or be exempt from) Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. In no event, however, shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, except if the same is the result of a negligent or improper act of the Company.

10. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

11. Recoupment. The Company may recover amounts paid to you hereunder or under any other plan or program of, or agreement or arrangement with, the Company, and any gain in respect of any equity awards granted to you, in accordance with any applicable Company clawback or recoupment policy that is generally applicable to the Company’s other senior executives, as such policy may be amended and in effect from time to time, or as otherwise required by applicable law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended.

12. Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without your consent to an entity with which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

13. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14. Miscellaneous. This Agreement, together with the Change of Control Agreement and the equity and equity-based award agreements attached as exhibits hereto, set forth the entire agreement between you and the Company, and replace all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Provisions of this Agreement shall survive any termination or expiration hereof or any termination of your employment if so provided in this Agreement or necessary or desirable to accomplish the purpose of other surviving provisions. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction, except that any equity or equity-based awards granted to you shall be governed by and construed in accordance with the governing law provisions set forth in the agreements evidencing such awards. You and the Company agree to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in connection with any dispute arising out of this Agreement or your employment with the Company.

15. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chair of the Board, or to such other address as either party may specify by notice to the other actually received.

16. No Mitigation or Offset. You shall not be required, as a condition of receiving any payments or benefits under this Agreement, to seek or obtain any other employment after termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement. Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by you as a result of any employment by another employer, subject to the covenants contained in Section 3 hereof.

17. Indemnification. To the maximum extent permitted under and in accordance with applicable law, the Company will indemnify you and hold you harmless (including advancement of legal fees) against all losses, claims, expenses or other liabilities arising by reason of the fact that you are or were an employee, officer, director, fiduciary or agent of the Company, its Affiliates or subsidiaries. In all events, you will be entitled to indemnification and advancement of costs to the extent permitted by the by-laws and charter of the Company as in effect from time to time.

18. D&O Insurance. You shall be entitled to coverage under the director’s and officer’s indemnification insurance policy maintained by the Company as in effect from time to time with respect to acts undertaken by you in connection with your employment by the Company in accordance with the terms of such insurance policy.

19. Other. Notwithstanding that Sections 1 through 18 of this Agreement will only take effect as a binding agreement between you and the Company as of the Start Date, if you are willing and able to commence employment with the Company on the Start Date and the Company refuses to employ you as President and Chief Executive Officer on the Start Date, the Company shall, within 10 business days of the Start Date, pay you an amount in cash equal to $6,500,000. If you inform the Company in writing that you do not wish to commence employment with the Company on the Start Date or otherwise refuse to commence employment with the Company as President and Chief Executive Officer on the Start Date on the terms specified in this Agreement, the Company shall have all rights and remedies available to it in law or equity.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than June 24, 2015. If you do accept as provided, except as provided in Section 19, this Agreement will take effect as a binding agreement between you and the Company as of the Start Date.

Sincerely yours,

Waters Corporation

By:	/s/ Thomas P. Salice
Thomas P. Salice
Lead Director

Accepted and Agreed:

/s/ Christopher J. O’Connell
Christopher J. O’Connell

Date:	June 24, 2015

EXHIBIT A

2015 Option Award

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

2015 STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of [            ], 2015 between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Christopher J. O’Connell (the “Optionee”), an employee of Waters Corporation.

1. Grant of Option. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of [                ] shares (the “Optioned Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”), at a price of $[        ] per share, which is equal to the closing price of the Stock on the Grant Date. The Grant Date of this Option is [                    ].

2. Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. ET on [            ]. However, if your employment or other association with the Company and its Affiliates ends before that date, this Option shall expire at 5:00 p.m. ET on the date specified in the preceding sentence or, if earlier, the date specified in whichever of the following applies:

(a) If the termination of your employment or other association is on account of your retirement, death or Disability (as such term is defined in the Letter Agreement between you and the Company dated as of June 23, 2015 (the “Letter Agreement”)), the day immediately preceding the first anniversary of the date your employment ends.

(b) If the termination of your employment or other association is due to a termination by the Company other than for Cause or a resignation by you for or without Good Reason (each as defined in the Letter Agreement), ninety days after your employment or other association ends.

(c) If the termination of your employment or other association is due to a termination by the Company for Cause, thirty days after your employment or other association ends.

4. Exercise of Option.

No portion of the Option is vested as of the date hereof. For the next five years, on each anniversary of the Grant Date, 20% of the Option granted hereunder will vest and such vested portion of the Option will be exercisable. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association.

The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by (i) cash or check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, (ii) to the extent permitted by applicable law, through and under the terms and conditions of any formal cashless exercise program authorized by the Company.

5. Transfer of Option. The Option granted hereunder may be transferred or assigned by the Optionee to such Optionee’s family member in accordance with the provisions of Section 6.4 of the Plan.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Option set forth in Section 8 (Adjustment Provisions) and the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards); provided, however, that the provisions of Section 9(a) of the Plan shall not apply to this Option and the vesting of this Option shall only be accelerated in connection with a Change of Control to the extent provided by the terms of the Change of Control/Severance Agreement between you and the Company dated as of September 8, 2015.

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice. Notwithstanding the foregoing, it is the intent of the Company and the Participant that this Award is intended to be exempt from the requirements of Section 409A of the Code, and the regulations issued and ruling promulgated thereunder, and this Award shall be interpreted consistent with that intent. In no event, however, shall the Company have any liability with respect to the foregoing, except if the same is the result of a negligent or improper act of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:
Title:

OPTIONEE

By:
Christopher J. O’Connell
Title:	Chief Executive Officer

EXHIBIT B

Sign-On RSU Award

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT

SIGN-ON AWARD AGREEMENT

THIS AGREEMENT dated as of [            ], 2015 between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Christopher J. O’Connell (the “Participant”), an employee of Waters Corporation.

1. Grant of Award. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Participant, an award (the “Award”) consisting of the right to receive a total of [                ] shares (the “Awarded Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”) on the terms and conditions set forth herein. The date of grant (the “Grant Date”) of this Award is [            ], 2015.

2. Vesting and Delivery of Shares. No portion of the Award is vested as of the date hereof. Subject to Section 3 below, for the next three years, on each anniversary of the date hereof, one-third of the Award granted hereunder will vest. Notwithstanding the foregoing, in the event of a termination of your employment due to your death or Disability (as such term is defined in the Letter Agreement between you and the Company dated as of June 23, 2015 (the “Letter Agreement”)), or a termination of your employment by the Company other than for Cause (as defined in the Letter Agreement) or resignation by you for Good Reason (as defined in the Letter Agreement), upon any such termination any then-unvested portion of the Award shall accelerate in full and become 100% vested. Vested Awarded Shares will be delivered to you as soon as practicable following vesting, but in any event no later than 2 1⁄2 months following the calendar year in which such Awarded Shares became vested (or any earlier date, after vesting, required to avoid characterization as non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued and ruling promulgated thereunder (“Section 409A”)). In connection with the delivery of Awarded Shares, par value will be deemed paid for each Awarded Share by past services rendered by you.

3. Duration of Award and Termination of Employment. This Award will expire upon the earlier of (i) the delivery of all vested Awarded Shares granted pursuant to this Agreement or (ii) your termination of employment or other association with the Company and its Affiliates.

4. Transfer of Award. You may not transfer this Award except by will or the laws of descent and distribution.

5. Incorporation of Plan Terms. This Award is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Award set forth in Section 8 (Adjustment Provisions) and the limitations on the Company’s obligation to deliver Awarded Shares upon exercise set forth in Section 10 (Settlement of Awards); provided, however, that the provisions of Section 9(b) of the Plan shall not apply to this Award and the vesting of this Award shall only be accelerated in connection with a Change of Control to the extent provided by the terms of the Change of Control/Severance Agreement between you and the Company dated as of September 8, 2015.

6. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

7. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Award or upon your sale or other disposition of the Awarded Shares. You should rely on your own tax advisors for such advice. Notwithstanding the foregoing, it is the intent of the Company and the Participant that this Award is intended to be exempt from the requirements of Section 409A, and this Award shall be interpreted consistent with that intent. In no event, however, shall the Company have any liability with respect to the foregoing, except if the same is the result of a negligent or improper act of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:
Title:

PARTICIPANT

By:
Christopher J. O’Connell
Title:	Chief Executive Officer

EXHIBIT C

Sign-On Option Award

WATERS CORPORATION

2012 EQUITY INCENTIVE PLAN

SIGN-ON STOCK OPTION AGREEMENT

THIS AGREEMENT dated as of [            ], 2015 between Waters Corporation, a corporation organized under the laws of the State of Delaware (the “Company”), and Christopher J. O’Connell (the “Optionee”), an employee of Waters Corporation.

1. Grant of Option. Pursuant and subject to the Company’s 2012 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee, an option (the “Option”) to purchase from the Company all or any part of a total of [                ] shares (the “Optioned Shares”) of the common stock, par value $.01 per share, in the Company (the “Stock”), at a price of $[        ] per share, which is equal to the closing price of the Stock on the Grant Date. The Grant Date of this Option is [                     ].

2. Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Code.

3. Duration of Option. Subject to the following sentence, this Option shall expire at 5:00 p.m. ET on [            ], 2015. However, if your employment or other association with the Company and its Affiliates ends before that date, this Option shall expire at 5:00 p.m. ET on the date specified in the preceding sentence or, if earlier, the date specified in whichever of the following applies:

(a) If the termination of your employment or other association is on account of your retirement, death or Disability (as such term is defined in the Letter Agreement between you and the Company dated as of June 23, 2015 (the “Letter Agreement”)), the day immediately preceding the first anniversary of the date your employment ends.

(b) If the termination of your employment or other association is due to a termination by the Company other than for Cause or a resignation by you for or without Good Reason (each as defined in the Letter Agreement), ninety days after your employment or other association ends.

(c) If the termination of your employment or other association is due to a termination by the Company for Cause, thirty days after your employment or other association ends.

4. Exercise of Option.

No portion of the Option is vested as of the date hereof. For the next five years, on each anniversary of the Grant Date, 20% of the Option granted hereunder will vest and such vested portion of the Option will be exercisable. However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association. Notwithstanding the foregoing, in the event of a termination of your employment due to your death, a termination of your employment due to your Disability, a termination of your employment by the Company other than for Cause or a resignation by you for Good Reason, upon such termination any then-unvested portion of the Option shall accelerate in full and become 100% vested.

The procedure for exercising this Option is described in Section 7.1(e) of the Plan. You may pay the exercise price due on exercise by (i) cash or check payable to the order of the Company in an amount equal to the exercise price of the shares to be purchased or, (ii) to the extent permitted by applicable law, through and under the terms and conditions of any formal cashless exercise program authorized by the Company.

5. Transfer of Option. The Option granted hereunder may be transferred or assigned by the Optionee to such Optionee’s family member in accordance with the provisions of Section 6.4 of the Plan.

6. Incorporation of Plan Terms. This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the provision for acceleration of vesting of this Option set forth in Section 8 (Adjustment Provisions) and the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 (Settlement of Awards): provided, however, that the provisions of Section 9(a) of the Plan shall not apply to this Option and the vesting of this Option shall only be accelerated in connection with a Change of Control to the extent provided by the terms of the Change of Control/Severance Agreement between you and the Company dated as of September 8, 2015.

7. Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

8. Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice. Notwithstanding the foregoing, it is the intent of the Company and the Participant that this Award is intended to be exempt from the requirements of Section 409A of the Code, and the regulations issued and ruling promulgated thereunder, and this Award shall be interpreted consistent with that intent. In no event, however, shall the Company have any liability with respect to the foregoing, except if the same is the result of a negligent or improper act of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date first above written.

WATERS CORPORATION

By:
Title:

OPTIONEE

By:
Christopher J. O’Connell
Title:	Chief Executive Officer

EXHIBIT D

Form of Release

General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the [Employment Letter, dated as of June 23, 2015] [Change of Control/Severance Agreement, dated as of September 8, 2015] (the “Agreement”), between me and Waters Corporation (the “Company”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company and its affiliates, and all of their respective past, present and future officers, directors, shareholders, employees, employee benefits plans, administrators, trustees, agents, representatives, consultants, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Released Parties”), from any and all causes of action, suits, rights and claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Released Parties, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws of the state or states in which I have provided services to the Company (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. I further understand that nothing contained in this Release of Claims shall be construed to limit, restrict or in any other way affect my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning non-privileged matters relevant to the governmental agency or entity.

I acknowledge that I will continue to be bound by my obligations under the Agreement that survive the termination of my employment by the terms thereof or by necessary implication, including without limitation my confidentiality, non-competition and non-solicitation obligations set forth therein (all of the foregoing obligations, the “Continuing Obligations”). I further acknowledge that the obligation of the Company to make payments to me or on my behalf under Section [●] of this Agreement, and my right to retain the same, are expressly conditioned upon my continued full performance of my obligations hereunder and of the Continuing Obligations.

I understand that nothing contained in this Release of Claims will adversely affect my rights to enforce the terms of the Agreement, and shall not adversely affect my right to any indemnification, coverage under the Company’s director’s and officer’s liability insurance policy in accordance with its terms or right to reimbursement of expenses by the Company to which I would otherwise be entitled to under, without limitation, any charter document or Company insurance policy, by reason of services I rendered for the Company or any of its subsidiaries as an officer and/or an employee thereof.

Subject to the second paragraph of this Release of Claims, I agree that I will not disparage or criticize the Company, its affiliates, their business, their directors, management or their products or services. The Company agrees that no member of the Board of Directors of the Company or any executive officer of the Company will disparage or criticize you. Notwithstanding the foregoing, nothing contained in this paragraph shall preclude you or the Company (or its directors or executive officers) from making truthful statements that are required by applicable law, regulation or legal process. The provisions of this paragraph shall expire on the second (2nd) anniversary of the termination of my employment.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company has advised me to consult an attorney before signing it. In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than [twenty-one (21)/forty-five (45)]1 days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any of the other persons described in the first sentence of the immediately preceding paragraph; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to [            ] prior to the end of the seven (7)-day revocation period. I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

[The remainder of this page is intentionally left blank.]

[1]	Consideration period to be determined by the Company at the time of separation.

Accepted and agreed:

Signature:
Christopher J. O’Connell

Date:

Acknowledged by:

Waters Corporation

By:
Name:
Title: